For Immediate Release	CONTACT:

Investors/Media	Media
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors
Jonathan Neely
(610) 459-6645

STATEMENT ON FDA DECISION REGARDING ENDO CITIZEN PETITION AND APPROVAL OF A GENERIC FORMULATION OF LIDODERM®
CHADDS FORD, Pa. August 23, 2012 - Endo Health Solutions (Nasdaq: ENDP) today issued the following statement regarding the U.S. Food and Drug Administration's (FDA) response to Endo's Citizen Petition (CP) related to the approval requirements for generic versions of LIDODERM (lidocaine patch 5%), a locally-acting topical medication for the relief of pain associated with post-herpetic neuralgia.
“We are disappointed in FDA's decision to deny the citizen petition and approve a generic version of LIDODERM. The company believes that the approval of a generic version of LIDODERM without requiring clinical endpoint studies is inadequate to establish the safety and efficacy of this locally-acting topical medication. The company anticipated the possibility of generic competition for LIDODERM in September of 2013 pursuant to its settlement agreement with Watson Pharmaceuticals and has been proactively preparing for the event.”
About Endo
Endo Health Solutions (Endo) is a US-based diversified healthcare company that is redefining healthcare value by finding solutions for the unmet needs of patients along care pathways for pain management, pelvic health, urology, endocrinology and oncology. Through our operating companies: AMS, Endo Pharmaceuticals, HealthTronics and Qualitest, Endo is dedicated to improving care through a combination of branded products, generics, devices, technology and services that creates maximum value for patients, providers and payers alike. Learn more at www.endo.com.
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note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.